EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements (Form S-8 No 333-101069 and Form S-8 No.333-107149) of SAVVIS Communications Corporation of our report dated February 4, 2004, with respect to the consolidated financial statements of SAVVIS Communications Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young

St Louis, Missouri

February 20, 2004